Exhibit 1

GUARANTY BANCSHARES, INC.

Form 8K

(Commission File Number 000-24235)

Item 4. Change in Registrant’s Certifying Accountant.

1.	On October 12, 2001, Guaranty Bancshares, Inc. (Company) was notified that the partners and employees of Fisk & Robinson, P.C. had merged with McGladrey & Pullen, LLP and that the accounting firm of Fisk & Robinson, P.C. would no longer exist and, therefore, would no longer be the independent auditor for the Registrant. McGladrey & Pullen, LLP was appointed as the Registrant’s new auditor.

2.	The auditor’s report from Fisk &Robinson, P.C. for the Registrant’s past fiscal year ended December 31, 2000 (years prior to 2000 were audited by other auditors) did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

3.	The decision to engage McGladrey & Pullen, LLP was approved by the board of directors of the Company.

4.	During the Registrant’s two most recent fiscal years and the subsequent interim period preceding the change, there have been no disagreements with Fisk & Robinson, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

5.	The Registrant has requested Fisk & Robinson, P.C. to furnish a letter addressed to the Commission stating whether it agrees with the statements made in this Item. Such letter is included in an exhibit to this Form 8K.

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